Exhibit 99.1

Press Release

Entrust Announces Third Quarter Fiscal Year 2007 Financial Results

DALLAS – October 23, 2007 – Entrust, Inc. [Nasdaq: ENTU], a world leader in securing digital identities and information, today announced financial results for its fiscal quarter ended September 30, 2007.

“I am pleased to announce today that we were able to return the company to non-GAAP profitability despite having lighter recognized product revenue and the ever increasing Canadian exchange rate impact on expenses,” said Bill Conner, Entrust Chairman, President and Chief Executive Officer. “Specifically, IdentityGuard added 28 new customers and 66 total transactions in the quarter, and we have now crossed over 9 million licensed users and $10 million in life-to-date sales of IdentityGuard. One key win that is not reflected in the 3rd quarter product revenue is a purchase order we received in Q3 for a three year contract for 500,000 tokens and software for a large Asian financial institution.”

Revenue for the third quarter was $23.9 million, virtually flat to Q3, 2006. Revenue for the first three quarters of 2007 was $73.0 million, an increase of 9% from the same period of 2006. Product revenue in the third quarter was $8.2 million, a decrease of 7% from Q3, 2006. Product revenue for the first three quarters of 2007 was $26.2 million, an increase of 15% from the same period of 2006. Deferred revenue in the third quarter increased $3.2 million over Q3, 2006 to $28.2 million. Services revenue in Q3, 2007 was $15.8 million, which is up 3% from Q3 of last year. Services revenue for the first three quarters of 2007 was $46.8 million, an increase of 5% from the same period of 2006. The key driver for the increase in services revenue was the company’s record quarterly support and maintenance revenue attainment.

Entrust recorded a Q3, 2007 net loss, calculated in accordance with GAAP, of $1.5 million, or $0.02 per share, compared to Q3, 2006 net loss of $3.2 million, or $0.05 per share. On a non-GAAP basis the company recorded income of $154 thousand, or $0.00 per share, compared to Q3, 2006 loss of $1.7 million, or $0.03 per share. Entrust ended the quarter with cash and marketable securities of $21.5 million. The non-GAAP figures exclude amortization of purchased intangibles and stock-option based compensation expense. See the financial table below reconciling these non-GAAP figures to GAAP.

Conner added, “I am equally pleased with our PKI revenue, which represented 76% of our product revenue, grew 50% over Q3 of last year and achieved its fourth consecutive quarter of year-over-year growth. Our PKI leadership in governments continued to build in the quarter with wins of the national PKI infrastructures for the Kingdom of Saudi Arabia, Brunei, Slovenia and the HSPD12 initiative for the US Government. Also, one of the largest global banks bought our thin client PKI solution to rollout in conjunction with their Vista deployment. We have a strong funnel going into Q4 and a lowered expense base, which will help us deliver on our goal of non-GAAP profitability for the year.”

Financial Outlook:

Entrust continues to target a second half 2007 net loss in accordance with GAAP of $0.02 per share. On a non-GAAP basis the company continues to target a profit of $0.04 per share for the second half of 2007. Entrust’s second half earnings per share targets would, on a full year basis, equate to a full year 2007 net loss in accordance with GAAP of $0.12 per share and on a non-GAAP basis the company would achieve breakeven for the year. The company’s Q4, 2007, total expenses on a non-GAAP basis are expected to be approximately $23.8 million, flat to Q3, 2007. See the financial table below reconciling the non-GAAP figures to GAAP.

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The following charges for the second half and full year of 2007, reconcile the GAAP and non-GAAP earnings per share targets:

•

A stock-based compensation charge in accordance with SFAS 123R of approximately $2.2 million, or $(0.04) per share for the second half of 2007 and approximately $4.4 million, or $(0.08) per share for the full year of 2007.

•

Amortization charges of intangible assets primarily associated with the acquisition of Business Signatures, Orion and AmikaNow of approximately $1.2 million, or $(0.02) per share for the second half of 2007 and approximately $2.4 million, or $(0.04) per share for the full year of 2007.

Q3 Business and Financial Metrics:

•	Revenue of $23.9 million consisted of 34% product revenue ($8.2 million) and 66% services and maintenance revenue ($15.8 million).

•

Product revenue for the quarter was 45% Extended Government and 55% Extended Enterprise. Extended Government revenue was driven by Global credentialing projects and other Public Key Technology (PKI) based applications. The financial services vertical accounted for approximately 27% of product revenue in Q3, 2007.

•

Entrust’s top 5 product revenue transactions accounted for 9 percent of revenue in the quarter. There was one product deal over $1.0 million in the quarter for the National PKI infrastructure for Saudi Arabia.

•

Emerging growth products (Entrust IdentityGuard, Entrust Messaging Server and Entrust TransactionGuard) accounted for $1.9 million, or 23% of product revenue, up 15% from $1.7 million in Q2, 2007. Entrust IdentityGuard transactions increased to 66 this quarter, up from 23 in Q3, 2006.

•

Public Key Infrastructure products accounted for $6.2 million, or 76% of product revenue, up 50% from $4.1 million in Q3, 2006. Entrust certificate services increased 35 percent year-over-year and accounted for $1.9 million of PKI product revenue in Q3, 2007. Entrust Entelligence GroupShare also continued its revenue ramp with a 79% increase from Q2, 2007.

•

The average purchase size in the second quarter was $51,000, a decrease from $83,000 in Q3, 2006. The decrease in average deal size from a year ago is due to the increase in number of smaller Entrust IdentityGuard and Entrust IdentityGuard Token transactions. Total transactions in Q3, 2007 reached 115, which is up from 86 in Q3, 2006. Thirty-eight, or 33% of the transactions were from new customers. For the year new customers have increased 80% over the same period of 2006.

Technology and Industry Highlights:

•

Already an award-winning solution, Entrust released Entrust IdentityGuard 9.0, a versatile authentication platform that provides one of the widest ranges of authentication options on the market today. The latest release expands the platform to include several new authentication capabilities, including risk-based authentication based on IP-geolocation and the ability to leverage data delivered through the Entrust Open Fraud Intelligence Network (OFIN). SC Magazine named the solution as a “Best Buy” in their July 2007 authentication group test, which featured side-by-side comparisons of the industry’s leading authentication platforms.

•

To further the advancement of e-passport technology, Entrust announced the development of public key infrastructure (PKI) for the next generation of e-passport security, also known as Extended Access Control (EAC). EAC provides a higher level of security during the verification process of e-passports. These next-generation e-passports will be required by all member European Union (EU) nations by June 2009. Unmatched in PKI deployment experience, Entrust provides e-passport security for a number of top e-governments in the world, including the U.S., U.K., Slovenia, Singapore and New Zealand.

•

Entrust announced on it’s second quarter results conference call that it’s largest product transaction was with a U.S Federal Government agency who selected Entrust for their agency wide HSPD-12 rollout. The company’s success in HSPD-12 extended this quarter as they were awarded the contract as the primary PKI Shared Service Provider for the GSA Managed Service Offering as a member of the EDS team. Entrust received the contract award in July, which will be taken on an annual subscription basis. Entrust expects that this subscription revenue stream will build as the departments and agencies issue more credentials during the government’s fiscal 2008 period.

•

Entrust Entelligence Messaging Server 9.0, Entrust’s user-friendly e-mail security solution, was improved to provide the capability to issue its own industry-standard decryption certificates for external recipients to download. This allows recipients to receive secure e-mail directly and transparently into their e-mail application of choice, such as Lotus Notes or Microsoft Outlook. Entrust Entelligence Messaging Server 9.0 appeared in the September 2007 issue of SC Magazine and was rated a five-star product. The solution was called “one of the best choices for the money.”

•

Slovenia selected Entrust to help move to an e-government service model, which includes e-passports based on Entrust solutions. As a benefit to citizens of Slovenia, this e-government environment leverages Entrust digital certificates to help provide secure applications for tax filing, driver’s licenses, birth and marriage certificate requests, and change of address certifications. Improved business applications include corporate and VAT tax filing, business registration and customs declarations. The data contained in Slovenian e-passports is also digitally signed using Entrust software that is specifically designed to protect against fraud.

•

Entrust introduced Entrust GetAccess 8.0, a proven, scalable Web access control solution, which includes the ability to step up authentication based on the risk or sensitivity of a transaction. Leveraging a single native policy interface, organizations can choose from the wide range Entrust IdentityGuard multifactor authentication capabilities to dynamically protect access to sensitive online resources. Entrust GetAccess 8.0 also includes support for SAML 2.0, enabling commercial and government enterprises to easily share identities across different Web properties.

•

In conjunction with the General Services Administration’s (GSA) E-Authentication Initiative, Entrust GetAccess was lauded during official E-Authentication SAML 2.0 Interoperability testing in Washington, D.C. During the analysis, Entrust GetAccess met all necessary requirements and was again named to the latest Approved Technology Providers List for government agencies and organizations. The E-Authentication Initiative testing process was developed to confirm security leaders’ Security Assertion Markup Language (SAML) 2.0 capabilities during different actions and scenarios within a variety of environments.

Entrust will host a live teleconference and Webcast on Tuesday, October 23, 2007 at 5:00 p.m. (Eastern), featuring Chairman, President and CEO Bill Conner and Chief Financial Officer David Wagner to discuss the company’s fiscal third quarter results and 2nd half 2007 outlook. The conference call audio will be available live via dial-in at 1-800-733-7571 and via the Internet at http://phx.corporate-ir.net/playerlink.zhtml?c=73119&s=wm&e=1663227. Please log on approximately 15 minutes before the Webcast begins in order to register and to download and install any necessary audio software. An archive of the Webcast will be available for 90 days at the above Internet address.

For those unable to attend the live conference call, an audio replay will be available beginning at 7:00 p.m. (Eastern), Tuesday, October 23, 2007 through Tuesday, October 30, 2007 at 11:59 p.m. (Eastern). The North American replay number is 1- 877-289-8525 and the International replay number is 416-640-1917. Both numbers have a pass code of 21249002#.

Use of Non-GAAP Financial Measures

To supplement the financial results that are prepared and presented in accordance with accounting principles generally accepted in the United States, Entrust’s management prepares and uses non-GAAP financial measures for many of its internal financial, operating and planning reports. The company’s management believes that by excluding charges such as the purchased intangibles amortization in cost of goods sold, the amortization of purchased intangible assets in operating expenses, stock compensation expense, restructuring charges and write down of strategic investments from its GAAP-based results, these non-GAAP financial measures are more likely to facilitate investors’ understanding of the company’s ongoing business operating results. These non-GAAP financial measures also facilitate comparisons to the operating results of the company’s competitors and provide investors with greater transparency with respect to the supplemental information used by management in its operational and financial decision making.

The non-GAAP measures are included to provide investors with supplemental information to facilitate their understanding of Entrust’s operating results and future prospects. Management uses these non-GAAP measures to assess its success in reducing the company’s cost structure, to measure its ongoing cash operating costs, and to establish budgets and operational goals. The presentation of this additional information should not be considered in isolation or as a substitute for financial and operating results prepared in accordance with accounting principles generally accepted in the United States, as non-GAAP measures are susceptible to varying calculations and they may not be comparable, as presented, to other similarly titled measures of other companies.

This press release contains forward-looking statements relating to Entrust’s projected revenue, net income and net loss per share and non-GAAP income per share for the second half of 2007 and the targeted total non-GAAP expenses for Q4, 2007. Such statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are unforeseen operating expenses, unconverted customer opportunities, issues associated with revenue recognition, issues raised in connection with the review of quarterly financial results, and the risk factors detailed from time to time in Entrust’s periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation Entrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. While Entrust may elect to update forward-looking statements in the future, Entrust specifically disclaims any obligation to do so, even if its estimates change.

About Entrust

Entrust, Inc. [NASDAQ: ENTU] is a world leader in securing digital identities and information. Over 1,650 enterprises and government agencies in more than 50 countries use Entrust solutions to help secure the digital lives of their citizens, customers, employees and partners. Our proven software and services can help customers in achieving regulatory and corporate compliance, while helping to turn security challenges such as identity theft and email security into business opportunities. For more information on how Entrust can help secure your digital life, please visit: www.entrust.com

Entrust is a registered trademark of Entrust, Inc. in the United States and certain other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks of Entrust. All other company and product names are trademarks or registered trademarks of their respective owners.

Investor Contact:	Media Contact:
David Rockvam	Michelle Metzger
Investor Relations	Media Relations
972-713-5824	(972) 713-5866
david.rockvam@entrust.com	michelle.metzger@entrust.com

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ENTRUST, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30th,		Nine Months Ended September 30th,
	2007	2006	2007	2006
Revenues:
Product	8,170	$8,788	26,244	$22,754
Services and maintenance	15,773	15,243	46,755	44,430

Total revenues	23,943	24,031	72,999	67,184

Cost of revenues:
Product	1,815	1,246	5,785	4,420
Services and maintenance	7,205	7,252	22,412	21,700
Amortization of purchased product rights	355	319	1,032	738

Total cost of revenues	9,375	8,817	29,229	26,858

Total gross profit	14,568	15,214	43,770	40,326

Operating expenses:
Sales and marketing	8,207	9,710	26,113	24,431
Research and development	4,929	5,505	15,590	14,148
General and administrative	2,929	3,426	9,447	10,654
Restructuring charges and adjustments	—	—	—	2,765

Total operating expenses	16,065	18,641	51,150	51,998

Loss from operations	(1,497)	(3,427)	(7,380)	(11,672)

Other income (expense):
Interest income	188	363	544	1,945
Foreign exchange gain (loss)	(88)	(4)	(18)	(275)
Loss from equity investments	—	(51)	(77)	(344)
Writedown of long-term strategic and equity investments	—	—	—	(3,016)

Total other income (expense)	100	308	449	(1,690)

Loss before income taxes	(1,397)	(3,119)	(6,931)	(13,362)

Provision for income taxes	104	120	228	309

Net loss	$(1,501)	$(3,239)	$(7,159)	$(13,671)

Weighted average common shares used
Basic	60,987	59,807	60,717	59,814
Diluted	60,987	59,807	60,717	59,814

Net loss per share
Basic	($0.02)	($0.05)	($0.12)	($0.23)
Diluted	($0.02)	($0.05)	($0.12)	($0.23)

ENTRUST, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2007	December 31, 2006
ASSETS

Cash and marketable investments	$21,470	$22,527
Accounts receivable, net of allowance for doubtful accounts	18,336	21,117
Other current assets	3,831	2,904
Property and equipment, net	1,786	2,721
Purchased product rights and other purchased intangible assets, net	12,154	13,843
Goodwill	60,214	60,214
Long-term strategic and equity investments	91	169
Other long-term assets, net	3,780	4,321

Total assets	$121,662	$127,816

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and accruals	$16,226	$20,268
Accrued restructuring charges	20,578	24,518
Deferred revenue	28,152	23,575
Long-term liabilities	218	231

Total liabilities	65,174	68,592

Shareholders’ equity	56,488	59,224

Total liabilities and shareholders’ equity	$121,662	$127,816

The following supplemental tables provide non-GAAP financial measures used by the company’s management to evaluate operational results. The company believes this information may be useful to investors. In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the company’s earnings release contains non-GAAP financial measures that exclude the income statement effects of share-based compensation, amortization of purchase product rights, non recurring restructuring and impairment charges. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

For additional information regarding these non-GAAP financial measures, see the Form 8-K dated October 23, 2007 that Entrust has filed with the Securities and Exchange Commission.

ENTRUST, INC.

SUPPLEMENTAL

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

(in thousands, except per share data)

	Three Months Ended September 30th,		Nine Months Ended September 30th,
	2007	2006	2007	2006
Reconciliation of net loss per GAAP to Non-GAAP loss:

GAAP net loss	$(1,501)	$(3,239)	$(7,159)	$(13,671)
Adjustments for share-based compensation expense:
Cost of revenues	77	68	225	191
Sales and marketing	305	282	933	635
Research and development	173	132	574	262
General and administrative	498	442	1,450	1,111
Amortization of other purchased intangibles:
Cost of revenues	38	51	114	51
Sales and marketing	209	217	666	251
Amortization of purchased product rights	355	319	1,032	738
Restructuring charges and adjustments	—	—	—	2,765
Write-down of long-term strategic and equity investments	—	—	—	3,016
Tax effect on Non-GAAP adjustments	—	—	—	—

Non-GAAP loss	$154	$(1,728)	$(2,165)	$(4,651)

Reconciliation of net loss per diluted share according to GAAP to Non-GAAP loss per diluted share:

GAAP net loss per diluted share	($0.02)	($0.05)	($0.12)	($0.23)

Adjustments for share-based compensation expense	0.01	0.01	0.05	0.04
Amortization of other purchased intangibles:	—	—	0.01	0.01
Amortization of purchased product rights	0.01	0.01	0.02	0.01
Restructuring charges and adjustments	—	—	—	0.04
Write-down of long-term strategic and equity investments	—	—	—	0.05
Tax effect on Non-GAAP adjustments	—	—	—	—

	0.02	0.02	0.08	0.15

Non-GAAP loss per diluted share	$0.00	($0.03)	($0.04)	($0.08)

Weighted average common shares used	60,987	59,807	60,717	59,814

Forward Looking Guidance

Earnings Per Share

	Second Half 2007	Full Year 2007
U.S. GAAP measure	($0.02)	($0.12)

Adjustments to exclude the effects of amortization of purchased intangible assets	$0.02	$0.04

Adjustments to exclude the effects of expenses related to stock-based compensation	$0.04	$0.08

Non-GAAP figures	$0.04	$0.00

Forward Looking Guidance Total Quarterly Costs
	Range Q4 2007
U.S. GAAP measure	$25.5

Adjustments to exclude the effects of amortization of purchased intangible assets	$0.6

Adjustments to exclude the effects of expenses related to stock-based compensation	$1.1

Non-GAAP figures	$23.8